DALRADA FINANCIAL CORPORATION
PRESS RELEASE

FOR RELEASE:                     Market Open, Thursday, October 12, 2006

CONTACT:   Eric Gaer, VP Investor Relations
 858-277-5300
 egaer@dalrada.com

DALRADA FINANCIAL APPOINTS CHIEF FINANCIAL OFFICER
David P. Lieberman to assume post as CFO and Chief Operations Officer

SAN DIEGO, CA, October 12, 2006 - Dalrada Financial Corporation (OTCBB: DFCO) today announced the appointment of David P. Lieberman as its Chief Financial and Operations Officer. Mr. Lieberman assumed his duties on October 2nd.

Mr. Lieberman also serves on the Board of Directors of Dalrada. Prior to joining Dalrada in his new post, he was the Chief Financial Officer for John Goyak & Associates, Inc., an aerospace consulting firm located in Las Vegas, NV since 2003. Mr. Lieberman previously was the President of Lieberman Associates where he acted as the Chief Financial Officer for various public and non-public companies located in Nevada and California. He has over thirty years of financial experience including five years as an accountant with Price Waterhouse.

“We are pleased that David has elected to join Dalrada in an executive capacity,” said Brian Bonar, Chairman and Chief Executive Officer. “He has been a valuable member of our Board of Directors and his financial experience will be especially important as our company continues its rapid growth and expansion,” he added.

Robert Dietrich, who had been serving as acting Chief Accounting Officer for Dalrada in a consulting capacity continues in this capacity for The Solvis Group, a subsidiary of the Company.

Dalrada provides employer business solutions to small and medium-size businesses. Its customers outsource many administrative tasks associated with human resources management to Dalrada. Services include payroll processing, workers’ compensation insurance, employee benefits (including 401k and health insurance plans), and business risk management (including general and professional liability insurance), and staffing services.

Dalrada provides these services through its subsidiary companies and operating groups, which include: All Staffing, Inc., The Solvis Group, Solvis Medical Staffing, MedicalHR™, and CallCenterHR™

About Dalrada Financial Corporation:

Dalrada Financial Corporation provides employer business solutions to small to medium-size businesses. The Company assists clients in providing a wide variety of management and employee programs that increase business efficiency. These include: payroll and human resources support, staffing, employee benefits, risk management insurance (including workers’ compensation and business liability), financial management, and other business management products and services.

Information on the Dalrada family of companies is available at: www.dalrada.com, www.medicalhr.com; www.thesolvisgroup.com; and www.allstaffing.com.

Safe Harbor:

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.